EXHIBIT 10.37
BURGER KING HOLDINGS, INC.
2006 OMNIBUS INCENTIVE PLAN
FORM OF ANNUAL DEFERRED STOCK AWARD
     Unless defined in this Deferred Stock Award Agreement (this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”).
     Pursuant to Section 9 of the Plan, you have been granted Deferred Stock on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.
Participant:
Total Number of Shares
of Deferred Stock:
Grant Date:
Service Period:
Vesting Schedule:
     By your signature and the signature of the Company’s representative below, you and the Company agree that this Award of Deferred Stock is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached Exhibit A.

PARTICIPANT	BURGER KING HOLDINGS, INC.

By:

Date:	Title:

Date:

EXHIBIT A
TERMS AND CONDITIONS OF THE
ANNUAL DEFERRED STOCK AWARD
Payment for Shares.
     This Award is issued pursuant to the Company’s compensation program for the Board and represents the annual award of deferred stock authorized under such program for the service period set forth on the first page hereof.
Dividend Equivalents.
     To the extent dividends are paid on Shares while the Deferred Stock remains outstanding, you shall receive an amount in cash for each share of Deferred Stock equal to the amount per share of the dividend.
Termination.
     Upon termination of your service on the Board due to your death or Disability, any portion of Deferred Stock that is then unvested shall vest immediately upon such termination.
     Upon termination of your service on the Board for Cause, you will forfeit all of your Deferred Stock without any consideration due to you.
     For purposes of this Award Agreement, the following terms shall have the following meanings:
     “Cause” shall mean your (A) gross negligence or willful misconduct in connection with your duties as a member of the Board or refusal, after demand, to substantially perform such duties, (B) dishonesty, fraud, embezzlement, misappropriation of funds or theft or (C) conviction of, or plea of nolo contendere to, a felony or other serious crime.
     “Disability” means a physical or mental condition rendering you unable to perform your duties for the Company for a period of six (6) consecutive months or longer
Settlement.
     Subject to the terms and conditions of this Award, the Company shall deliver to you Shares underlying the Deferred Stock as soon as practicable following the termination of your service on the Board. You will have no rights of a shareholder with respect to the Deferred Stock until such Shares have been delivered to you.

A-2

Taxes.
     You acknowledge that you are required to pay any withholding or other applicable taxes that may be due as a result of receipt of this Award or the settlement of this Award.
Company’s Right of Offset
     If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.
Securities Laws.
     By accepting this Award, you acknowledge that federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Deferred Stock and Shares, including, without limitation, sales of Shares acquired in connection with your RSUs. You agree to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.
Entire Agreement; Dispute Resolution; Governing Law.
     The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law as provided for in Section 14 of the Plan. This Award Agreement is governed by the laws of the State of Delaware.
     The Company and you agree that any dispute or controversy arising under or in connection with this Award Agreement shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration. The arbitration shall be held in Miami, Florida.
     By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.

A-3